Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE
Effective Date: January 10, 2020    U.S. $2,750,000.00

FOR VALUE RECEIVED, INNOVATE BIOPHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), promises to pay to ATLAS SCIENCES, LLC, a Utah limited liability company or its successors or assigns (“Lender”), $2,750,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twenty-four (24) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of ten percent (10%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of January 10, 2020 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated January 10, 2020, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.
1.Payment; Prepayment.
1.1.    Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.
1.2.    Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Lender Conversion Notice (as defined below) or a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 115% multiplied by the portion of the Outstanding Balance Borrower elects to repay. For avoidance of doubt, if Borrower anticipates entering into a Fundamental Transaction, such prepayment may be made contingent upon, and simultaneously with, the closing of such Fundamental Transaction.
2.    Security. This Note is unsecured.
3.    Lender Optional Conversion; Mandatory Conversion.
3.1.    Lender Conversions. Lender has the right at any time after the Purchase Price Date until the Outstanding Balance has been paid in full, at its election, to convert (“Lender Conversion”) all or any portion of the Outstanding Balance into shares (each instance of conversion is referred to herein as a “Lender Conversion Shares”) of fully paid and non-assessable common stock, $0.0001 par value per share (“Common Stock”), of Borrower as per the following conversion formula: the number of Lender Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by Lender Conversion Price (as defined below). Conversion notices in the form attached hereto as Exhibit A (each, a “Lender Conversion Notice”) may be effectively delivered to Borrower by any method set forth in Section 10.9 of the Purchase Agreement, and all Lender Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver Lender Conversion Shares from any Lender Conversion to Lender in accordance with Section 9 below.

3.2.    Lender Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into Common Stock is $3.25 per share of Common Stock (the “Lender Conversion Price”).
3.3.    Mandatory Conversion. If at any time after the date that is six (6) months from the issuance date of this Note: (a) the daily VWAP of the Common Stock listed exceeds $10.00 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) (the “Mandatory Conversion Minimum Price”) for twenty (20) consecutive Trading Days (each, a “Mandatory Conversion Measuring Period”) and (b) no Equity Conditions Failure then exists, Borrower shall have the right to require Lender to convert all, or any part, of the Outstanding Balance, as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and non-assessable shares of Common Stock at Lender Conversion Price as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). Borrower may exercise its right to require conversion under this Section 3.3 by delivering on the Trading Day immediately following the last Trading Day in such applicable Mandatory Conversion Measuring Period a written notice thereof to Lender and the Company’s transfer agent (the “Mandatory Conversion Notice” and the date Lender receives such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with this Section 3.3, which Trading Day shall be no more than five (5) Trading Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Outstanding Balance of the Note subject to mandatory conversion pursuant to this Section 3.3 (the “Mandatory Conversion Amount”), (iii) the number of shares of Common Stock to be issued to Lender on the Mandatory Conversion Date and (iv) that there has been no Equity Conditions Failure. Notwithstanding the foregoing, Borrower may affect only one (1) Mandatory Conversion during any thirty (30) calendar day period. Notwithstanding anything herein to the contrary, (i) if the VWAP of the Common Stock fails to exceed the Mandatory Conversion Minimum Price for each Trading Day commencing on the Mandatory Conversion Notice Date and ending and including the Trading Day immediately prior to the applicable Mandatory Conversion Date (a “Mandatory Conversion Price Failure”) or an Equity Conditions Failure occurs at any time prior to the Mandatory Conversion Date, (A) Borrower shall provide Lender a subsequent notice to that effect and (B) unless Lender waives the applicable Equity Conditions Failure and/or Mandatory Conversion Price Failure, as applicable, the Mandatory Conversion shall be cancelled and the applicable Mandatory Conversion Notice shall be null and void and (ii) at any time prior to the date all of the shares of Common Stock to be delivered to Lender in such Mandatory Conversion have been delivered in full in compliance with Section 3.3 above, the Mandatory Conversion Amount may be converted, in whole or in part, by Lender into shares of Common Stock pursuant to Section 3.1. Notwithstanding the foregoing, any Outstanding Balance subject to a Mandatory Conversion may be converted by Lender hereunder prior to the applicable Mandatory Conversion Date and such aggregate Outstanding Balance converted hereunder on or after the Mandatory Conversion Notice Date and prior to such Mandatory Conversion Date shall reduce the Mandatory Conversion Amount to be converted on such Mandatory Conversion Date. For the avoidance of doubt, Borrower shall have no right to effect a Mandatory Conversion if any Event of Default has occurred and has not been cured at least thirty (30) days prior to the Mandatory Conversion Date, but any Event of Default shall have no effect upon Lender’s right to convert this Note in its discretion.
4.    Defaults and Remedies.
4.1.    Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to deliver any Lender Conversion Shares in accordance with the terms hereof; (c) Borrower fails to deliver any Redemption Conversion Shares (as defined below) in accordance with the terms hereof; (d) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (e) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (f) Borrower makes a general assignment for the benefit of creditors; (g) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (h) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (i) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any material covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, and such failure to observe or perform remains uncured for fifteen (15) Trading Days; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) the occurrence of a Fundamental Transaction without Lender’s prior written consent unless Borrower has elected to prepay the Outstanding Balance as of immediately prior to the Fundamental Transaction on or prior to the consummation of the Fundamental Transaction; (l) Borrower fails to maintain the Share Reserve (as defined in the Purchase Agreement); (m) Borrower effectuates a reverse split of its Common Stock without ten (10) Trading Days prior written notice to Lender; (n) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (o) Borrower fails to be DWAC Eligible; (p) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement (other than the covenant with respect to Unapproved Restricted Issuances) and such failure to observe or perform remains uncured for a period of twenty (20) calendar days; (q) Borrower makes any Unapproved Restricted Issuance; or (r) Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreement, the effect of which breach is to accelerate obligations of Borrower in excess of $500,000, individually or in the aggregate, and such breach remains uncured for a period of twenty (20) calendar days.
4.2.    Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence but does not also elect to declare the Outstanding Balance immediately due and payable, it shall be deemed to be a waiver of Lender’s right to declare the Outstanding Balance immediately due and payable as set forth herein with respect to such Event of Default). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (d), (e), (f), (g) or (h) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred and during the continuance of the Event of Default at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For avoidance of doubt, the

Default Interest rate shall only accrue during the continuance of an Event of Default. For the avoidance of doubt, Lender may continue making Lender Conversions and Redemption Conversions (as defined below) at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately after expiration of any applicable grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.
5.    Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.
6.    Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.
7.    Adjustment of Lender Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, Lender Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, Lender Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7 occurs during the period that a Lender Conversion Price is calculated hereunder, then the calculation of such Lender Conversion Price shall be adjusted appropriately to reflect such event.
8.    Borrower Redemptions.
8.1.    Redemption Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Redemption Conversion (the “Redemption Conversion Price”) shall be the lesser of (a) Lender Conversion Price, and (b) the Market Price.
8.2.    Redemption Conversions. Beginning on the date that is six (6) months from the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note up to the Maximum Monthly Redemption Amount (such amount to be redeemed, the “Redemption Amount”) by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month, subject to the Maximum Monthly Redemption Amount. Payments of each Redemption Amount may be made, at the sole election of Borrower, (a) in cash, or (b) by converting such Redemption Amount into shares of Common Stock (“Redemption Conversion Shares”, and together with Lender Conversion Shares, the “Conversion Shares”) in accordance with this Section 8.2 (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on or before the fifth (5th) Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below). Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the Redemption Amount in cash, if on the applicable Redemption Date there is an Equity Conditions Failure and such failure is not waived in writing by Lender. Notwithstanding the foregoing, Lender will not be entitled to elect a Redemption Conversion if on any applicable Redemption Date the Redemption Conversion Price is below the Floor Price, unless Borrower agrees to waive the Floor Price. Notwithstanding that failure to repay this Note in full by the Maturity Date is an Event of Default, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 8.2 until the Outstanding Balance is repaid in full.
8.3.    Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within forty-eight (48) hours of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower and Lender each acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Redemption Conversion Shares from any Redemption Conversion to Lender in accordance with Section 9 below on or before each applicable Delivery Date.
9.    Method of Conversion Share Delivery. On or before the close of business on the fifth (5th) Trading Day following each Redemption Date or the fifth (5th) Trading Day following the date of delivery of a Lender Conversion Notice, as applicable (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Lender Conversion Notice or Redemption Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in Lender Conversion Notice or Redemption Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above.

Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 9. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.
10.    Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 9, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Lender Conversion, in the event that Lender Conversion Shares are not delivered by the fifth (5th) Trading Day (inclusive of the day of the Conversion), a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the fifth (5th) Trading Day (inclusive of the day of the Conversion) until Lender Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).
11.    Approved Variable Security Issuance. The Outstanding Balance will automatically be increased by two and one-half percent (2.5%) for each Approved Restricted Issuance made by Borrower (without the need for Lender to provide any notice to Borrower of such increase), which increase will be effective as of the date of each applicable Approved Restricted Issuance, provided, however, that if an Approved Restricted Issuance consists of the issuance of Options or Convertible Securities, the Outstanding Balance will increased pursuant to this Section 11 only upon the issuance of such Options or Convertible Securities and not upon the subsequent exercise, conversion or exchange of such Options or Convertible Securities irrespective of whether such subsequent exercise, conversion or exchange is a Restricted Issuance.
12.    Restriction on Equity Sales. If at any time after the date that is six (6) months from the Purchase Price Date, Borrower is unable to issue Common Stock to Lender as result of any lock-up or other agreement or restriction prohibiting the issuance of Common Stock to Lender for a certain period of time, then the Outstanding Balance will, at Lender’s election, be increased by three percent (3%) for each thirty (30) day period that Borrower is prohibited from issuing Common Stock (which increase shall be pro-rated for any partial period). For the avoidance of doubt, such increase to the Outstanding Balance shall be in addition to all other rights and remedies available to Lender under this Note and the other Transaction Documents and shall not be in lieu of, nor deemed to be a waiver of any other rights or remedies available to Lender under this Note or any of the other Transaction Documents, including without limitation calling an Event of Default if Borrower fails to deliver Conversion Shares in accordance with the terms of this Note; provided, further, however, that the Default Effect shall not be applied with respect to Borrower’s failure to deliver Conversion Shares in accordance with the terms of this Note if Borrower is unable to issue Common Stock to Lender as result of any lock-up or other agreement or restriction prohibiting the issuance of Common Stock to Lender and Lender elects to increase the Outstanding Balance as provided in this Section 12.
13.    Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date

(including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself (together with its affiliates) up to a maximum of 19.99%, but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.
14.    Issuance Cap. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower and Lender agree that the total cumulative number of shares of Common Stock issued to Lender hereunder together with all other Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”). Once the Nasdaq 19.99% Cap is reached, any remaining Outstanding Balance must be repaid in cash.
15.    Opinion of Counsel. In the event that an opinion of counsel is needed by Lender for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.
16.    Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.
17.    Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.
18.    Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.
19.    Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.
20.    Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower, subject to compliance with applicable federal and state securities laws.
21.    Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”
22.    Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).
23.    Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.
BORROWER:
INNOVATE BIOPHARMACEUTICALS, INC.

By: /s/ Edward J. Sitar
Name: Edward J. Sitar
Title: Chief Financial Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:
LENDER:
ATLAS SCIENCES, LLC

By: /s/ John Finlayson
John Finlayson, CEO

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1
DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:
A1.“Approved Restricted Issuance” means a Restricted Issuance (as defined in the Purchase Agreement) which requires the prior written approval of Lender pursuant to Section 4 of the Purchase Agreement for which Borrower received Lender’s written consent prior to the applicable issuance.
A2.    “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.
A3.    “Conversion” means a Lender Conversion under Section 3 or a Redemption Conversion under Section 8.
A4.    “Conversion Factor” means 80%.
A5.    “Conversion Share Value” means the product of the number of Lender Conversion Shares deliverable pursuant to any Lender Conversion Notice multiplied by the Closing Trade Price of the Common Stock on the Delivery Date for such Lender Conversion.
A6.    “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.
A7.    “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by (a) fifteen percent (15%) for each occurrence of any Major Default, (b) ten percent (10%) for each occurrence of an Unapproved Restricted Issuance Default, or (c) five percent (5%) for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that the Default Effect may only be applied three (3) times hereunder with respect to Major Defaults and three (3) times hereunder with respect to Minor Defaults; and provided further that the Default Effect shall not apply to any Event of Default pursuant to Section 4.1(b) hereof. There shall be no limit on the number of times the Default Effect may be applied with respect to Unapproved Restricted Issuance Defaults, and provided further that if a Unapproved Restricted Issuance consists of the issuance of Options or Convertible

Attachment 1 to Convertible Promissory Note, Page 1

Securities, the Default Effect will be applied only upon the issuance of such Options or Convertible Securities and not upon the subsequent exercise of such Options or Convertible Securities irrespective of whether such subsequent exercise or conversion is a Restricted Issuance.
A8.    “DTC” means the Depository Trust Company or any successor thereto.
A9.    “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.
A10.    “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.
A11.    “DWAC Eligible” means that (a) Borrower’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.
A12.    “Equity Conditions Failure” means that any of the following conditions has not been satisfied on any given Redemption Date: (a) with respect to the applicable date of determination all of the Conversion Shares would be freely tradable under Rule 144 or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) no Event of Default shall have occurred and be continuing hereunder; (c) the average and median daily dollar volume of the Common Stock on its principal market for the previous twenty (20) and two hundred (200) Trading Days shall be greater than $250,000.00; (d) the five (5) day VWAP of the Common Stock is greater than or equal to $0.50; and (e) the Market Capitalization is greater than or equal to $15,000,000.00.
A13.    “Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock issued to directors, officers, service providers or employees of Borrower for services rendered to Borrower in their capacity as such pursuant to an employee benefit plan which has been approved by the board of directors of Borrower pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, director or service provider for services provided to Borrower (or its subsidiaries) in their capacity as such, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the Effective Date pursuant to this clause (i) do not, in the aggregate, exceed more than 20% of the Common Stock issued and outstanding immediately prior to the Effective Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Investors; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Effective Date, provided that the conversion price of any such Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an employee benefit plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects Lender; and (iii) the shares of Common Stock issuable upon conversion of the Note, as such may be amended, modified, restated or supplemented from time to time and upon conversion of the Gustavia Note (as defined in the Purchase Agreement).
A14.    “Floor Price” means $3.25 per share of Common Stock.

Attachment 1 to Convertible Promissory Note, Page 2

A15.    “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.
A16.    “Major Default” means any Event of Default occurring under Sections 4.1(a), 4.1(c), 4.1(l), or 4.1(p).
A17.    “Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.
A18.    “Market Capitalization” means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on Borrower’s most recently filed Form 10-Q or Form 10-K, in each case, subject to appropriate adjustments for stock splits, dividends, combinations and like events occurring prior to the date of measurement.
A19.    “Market Price” means the Conversion Factor multiplied by the average of five (5) lowest daily VWAPs during the twenty (20) Trading Days immediately preceding the applicable measurement date.
A20.    “Maximum Monthly Redemption Amount” means (i) $500,000 per calendar month if the redemption is exercised by Lender at any time from the date that is six (6) months from the Purchase Price Date and on or prior to the date that is twelve (12) months from the Purchase Price Date and (ii) $750,000.00 per calendar month after the date that is twelve (12) months from the Purchase Price Date.
A21.    “Minor Default” means any Event of Default that is not a Major Default or an Unapproved Restricted Issuance Default.
A22.    “OID” means an original issue discount.
A23.    “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
A24.    “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate),

Attachment 1 to Convertible Promissory Note, Page 3

on the other hand, and (b) any material financing agreement or a material agreement that affects Borrower’s ongoing business operations.
A25.    “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.
A26.    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof
A27.    “Purchase Price Date” means the date the Purchase Price (as defined in the Purchase Agreement) is delivered by Lender to Borrower.
A28.    “Trading Day” means any day on which the New York Stock Exchange (or such other principal market for the Common Stock) is open for trading.
A29.    “Unapproved Restricted Issuance” means a Restricted Issuance for which Borrower did not receive Lender’s written consent prior to the applicable issuance.
A30.    “Unapproved Restricted Issuance Default” means an Event of Default occurring under Section 4.1(q) of this Note.
A31.     “VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Convertible Promissory Note, Page 4

EXHIBIT A
Atlas Sciences, LLC
3051 West Maple Loop Drive, Suite 325
Lehi, Utah 84043

Innovate Biopharmaceuticals, Inc.                        Date:
Attn: Sandeep Laumas, M.D.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615

(with copies by email to:
esitar@innovatebiopharma.com
jmadan@innovatebiopharma.com)

LENDER CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on January 10, 2020 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Said conversion shall be based on the Lender Conversion Price set forth below. In the event of a conflict between this Lender Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Lender Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________

B.	Lender Conversion #: ____________

C.	Conversion Amount: ____________

D.	Lender Conversion Price: _______________

E.	Lender Conversion Shares: _______________ (C divided by D)

F.	Remaining Outstanding Balance of Note: ____________*
* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Lender Conversion Notice and such Transaction Documents.

Please transfer the Lender Conversion Shares electronically (via DWAC) to the following account:
Broker:                         Address:
DTC#:
Account #:
Account Name:

To the extent the Lender Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Lender Conversion Notice (by facsimile transmission or otherwise) to:
_____________________________________
_____________________________________
_____________________________________

[Signature Page Follows]
Sincerely,

Lender:
ATLAS SCIENCES, LLC

By:
John Finlayson, CEO

EXHIBIT B
Atlas Sciences, LLC
3051 West Maple Loop Drive, Suite 325
Lehi, Utah 84043

Innovate Biopharmaceuticals, Inc.                        Date:
Attn: Sandeep Laumas, M.D.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615

(with copies by email to:
esitar@innovatebiopharma.com
jmadan@innovatebiopharma.com)

REDEMPTION NOTICE
The above-captioned Lender hereby gives notice to Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on January 10, 2020 (the “Note”), that Lender elects to redeem a portion of the Note in Redemption Conversion Shares or in cash as set forth below (subject to Borrower’s option to reallocate the redemption amount in Redemption Conversion Shares or cash as set forth in the Note). In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.
REDEMPTION INFORMATION

A.	Redemption Date: ____________, 201_

B.	Redemption Amount: ____________

C.	Portion of Redemption Amount to be Paid in Cash: ____________

D.	Portion of Redemption Amount to be Converted into Common Stock: ____________ (B minus C)

E.	Redemption Conversion Price: _______________ (lower of (i) Lender Conversion Price in effect and (ii) Market Price as of Redemption Date)

F.	Redemption Conversion Shares: _______________ (D divided by E)

G.	Remaining Outstanding Balance of Note: ____________ *
* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please transfer the Redemption Conversion Shares, if applicable, electronically (via DWAC) to the following account:
Broker:                         Address:
DTC#:
Account #:
Account Name:

To the extent the Redemption Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:
_____________________________________
_____________________________________
_____________________________________

Sincerely,
Lender:
ATLAS SCIENCES, LLC

By:
John Finlayson, CEO